UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

THE AZEK COMPANY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

February 15, 2024

Dear Stockholder of The AZEK Company Inc.:

On behalf of the Compensation Committee of the board of directors of The AZEK Company Inc. (“AZEK”), I am writing to encourage you to vote “FOR” Proposal No. 3, the advisory vote to approve the compensation of AZEK’s named executive officers (“NEOs”) for fiscal year 2023 (the “Say on Pay Proposal”), at AZEK’s 2024 annual meeting of stockholders, which will be held virtually on Friday, March 1, 2024. Please see pages 67-68 of our definitive proxy statement filed with the Securities and Exchange Commission on January 18, 2024 (the “Proxy Statement”) for our Say on Pay Proposal.

The proxy advisory firm Glass Lewis recommended that its clients vote “FOR” the Say on Pay Proposal and noted an alignment of pay with performance in our executive compensation program.

In contrast, the proxy advisory firm Institutional Shareholder Services (“ISS”) recently recommended that its clients vote “against” the Say on Pay Proposal primarily due to a perceived misalignment between pay and performance in light of the increase to the fiscal year 2023 target long-term incentive award opportunity for our Chief Executive Officer (“CEO”) and other NEOs compared to the fiscal year 2022 target award opportunities.

For the reasons described below and in the Compensation Discussion and Analysis beginning on page 41 of the Proxy Statement, the board of directors of AZEK unanimously recommends that you vote “FOR” the Say on Pay Proposal.

Our Compensation Program Pays for Performance

In designing the fiscal 2023 executive compensation program, the Compensation Committee sought to build a program that would position AZEK for future growth by incenting achievement of key financial objectives, including growth in net sales, Adjusted EBITDA and return on net tangible assets (“RONTA”). To drive performance toward these long-term goals, and ultimately deliver value to our stockholders, the Compensation Committee increased target long-term incentive award opportunities for key leaders (including each of the NEOs) while keeping base salary and target annual incentive awards for our NEOs consistent with the prior year (other than modest increases related to certain promotions), which also served AZEK’s objective to manage cash expenses in an uncertain economic environment. Nevertheless, our CEO’s total direct compensation opportunity remained within the median range of our peer group (as described on page 44 of the Proxy Statement).

Over 50% of the CEO’s target total direct compensation for fiscal year 2023 (and an average of over 40% of such compensation for the other NEOs) is tied to the achievement of pre-established performance objectives. Moreover, the three-year performance stock units (“PSUs”) that accounted for 50% of each NEO’s fiscal year 2023 long-term incentive awards only pay out if we achieve our cumulative net sales, cumulative Adjusted EBITDA and average RONTA performance goals. Initial year targeted performance goals were within the ranges reported as guidance to our stockholders with cumulative growth required during the following two years to achieve target payout for these PSUs.

Realizable Pay Demonstrates Alignment of Pay with Performance

Our executive compensation program is designed to align realized pay, rather than target total direct compensation opportunity, with AZEK performance. Our strong pay-for-performance alignment is illustrated by the graph below, which compares the CEO’s realizable pay for fiscal years 2021, 2022 and 2023 (measured as of the last day of each fiscal year) with AZEK’s stock price on the last day of each fiscal year. Realizable compensation includes (i) base salary paid during the fiscal year, (ii) actual annual cash incentive award amounts earned for the fiscal year, (iii) other cash bonus compensation, (iv) the value of long-term incentive awards granted during the fiscal year, measured as of the end of the fiscal year, and (v) all other compensation actually paid or received for the fiscal year as reported in the Proxy Statement.

AZEK’s Performance is Strong

It is important to note AZEK’s progress in building stockholder value when considering the Say on Pay Proposal. AZEK exceeded its annual plan in fiscal year 2023, resulting in a substantial increase in its stock price. AZEK delivered above-market growth and a record quarterly margin exiting the 2023 fiscal year, while overcoming a challenging broader repair and remodel market backdrop. Notably:

•

Fiscal year 2023 net sales were $1.37 billion, an increase of 52% since fiscal year 2020 (the year of our initial public offering (“IPO”)), and net sales of the Residential segment grew nearly 5% compared to fiscal year 2022.

•	Net income for fiscal year 2023 was $68 million, compared to fiscal year 2020 net loss of $122 million, and fiscal year 2023 net profit margin was 5.0%.

•

Fiscal year 2023 Adjusted EBITDA was $291 million, compared to fiscal year 2020 Adjusted EBITDA of $214 million, and fiscal year 2023 Adjusted EBITDA Margin was 21.3%. Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. See Appendix A for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.

•	AZEK’s one-year total stockholder return (“TSR”) as of September 30, 2023 was 79%, exceeding the Russell 3000 TSR of 21%.

The cumulative and positive impact of AZEK’s actions taken during fiscal year 2023 are evident in AZEK’s strong financial results for the first quarter of fiscal year 2024, continued increases in AZEK’s stock price and recent increases in AZEK’s financial outlook for the balance of fiscal year 2024. This progress can be seen in the graph below demonstrating that, between AZEK’s IPO in June 2020 and February 9, 2024, we have delivered a TSR of 97%, exceeding the Russell 3000 TSR for this period.

*

TSR shown above assumes a $100 investment on the date of AZEK’s IPO (at the $23 IPO price for AZEK) and that all dividends paid by companies included in the Russell 3000 have been reinvested. We did not pay any dividends during the period reflected in the graph.

We appreciate your historical support of our executive compensation program and ask that you vote “FOR” the Say on Pay Proposal. Our Proxy Statement, this supplemental proxy material and our 2023 Annual Report are available at investors.azekco.com.

Sincerely,

Gary Hendrickson, Chair of the Compensation Committee

This letter is being provided to certain stockholders of The AZEK Company Inc. on or after February 15, 2024.

Appendix A

Non-GAAP Financial Measures

We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described below. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales. We use these non-GAAP financial measures to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making.

These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. See the tables below for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(U.S. dollars in thousands)	Fiscal Year 2023	Fiscal Year 2020
Net income (loss)	$67,955	$(122,233)
Interest expense, net	39,293	71,179
Depreciation and amortization	132,544	99,781
Tax expense (benefit)	23,929	(8,278)
Stock-based compensation costs	18,704	120,517
Acquisition and divestiture costs (1)	6,890	1,596
Initial public offering and secondary offering costs (2)	1,065	8,616
Business transformation costs (3)	—	594
Capital structure transaction costs (4)	—	37,587
Other costs (5)	843	4,154

Total adjustments	$223,268	$335,746

Adjusted EBITDA	$291,223	$213,513

Fiscal Year 2023
Net profit margin	5.0%
Interest expense, net	2.9
Depreciation and amortization	9.6
Tax expense (benefit)	1.7
Stock-based compensation costs	1.4
Acquisition and divestiture costs	0.5
Initial public offering and secondary offering costs	0.1
Other costs	0.1

Total adjustments	16.3%

Adjusted EBITDA Margin	21.3%

(1)

For fiscal year 2023, acquisition and divestiture costs reflect costs directly related to completed acquisitions of $3.9 million and costs related to divestiture of $3.0 million. For fiscal year 2020, acquisition costs reflect costs directly related to completed acquisitions of $0.9 million and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.7 million.

(2)	For fiscal year 2020, initial public and secondary offering costs includes $1.4 million in fees related to the secondary offering of our Class A common stock.
(3)	For fiscal year 2020, business transformation costs reflect compensation costs related to the transformation of the senior management team.
(4)	For fiscal year 2020, capital structure transaction costs include loss on extinguishment of debt of $1.9 million for the 2021 Senior Notes and $35.7 million for the 2025 Senior Notes.
(5)

For fiscal year 2023, other costs reflect reduction in workforce costs of $0.5 million and costs for legal expenses of $0.3 million. For fiscal year 2020, other costs reflect costs for legal expenses of $0.9 million, reduction in workforce costs of $0.4 million, and costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $2.9 million.